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                              SETTLEMENT AGREEMENT


     THIS AGREEMENT is made and entered into this      day of May, 1997,
between Tech Squared Inc., f/k/a Jaguar Group, Limited, successor in interest through merger to MacUSA, Inc. ("Petitioner") and John P. Earling
("Respondent").

     WHEREAS, Petitioner brought a Petition For Determination Of Value Under Minnesota Statute Section 302A.473, subd. 7 (Petition) against Respondent in Hennepin County District Court, captioned MACUSA, INC. V. JOHN P. EARLING, Court File No. CT95-018953, requesting the court determine the fair value of Respondent's shares in MacUSA immediately prior to merger with Jaguar Group, Limited;

     WHEREAS, Respondent answered the Petition and counterclaimed against Petitioner for dividend payments, appointment of a receiver, and failure to provide tax information;

     WHEREAS, Petitioner and Respondent have agreed to fully compromise and settle all claims between them without litigation, on the terms and conditions stated herein;

     NOW, THEREFORE, Petitioner and Respondent hereby agree:

     1. Petitioner agrees to pay Respondent the principal sum of $207,500, with interest thereon, as follows:

          a. $52,500, payable with certified funds upon execution of this Agreement, the receipt of which is hereby acknowledged by Respondent; and

          b. quarterly principal payments according to the following schedule, together with a quarterly payment of interest at the


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               rate of 7-1/2% per annum on the unpaid principal balance from the date of this Agreement:

               On or before May 31, 1997          $              20,000
               On or before August 31, 1997       $              20,000
               On or before November 30, 1997     $              20,000
               On or before February 28, 1998     $              20,000
               On or before May 31, 1998          $              20,000
               On or before August 31, 1998       $              20,000
               On or before November 30, 1998     $              20,000
               On or before February 28, 1999     $              15,000

               There shall be no income limitation on such payments.

     2. Contemporaneously with execution of this Agreement, Petitioner shall execute a confession of judgment in the form attached hereto and incorporated herein as Exhibit A, in the amount of $155,000, less any payments made by Petitioner prior to the time of default, plus interest at the rate of 7-1/2% per annum from the date of default.

     3. On the date this Agreement is executed by all parties, Petitioner shall tender to First Trust National Association (the "Escrow Agent"), a certificate for two hundred thousand (200,000) shares of capital stock in CAM Designs, Inc. The Escrow Agent shall cause the Transfer Agent of CAM Designs, Inc. to issue to issue certificates representing 60,000 shares and 140,000 shares, respectively, of capital stock in CAM Designs, Inc., in exchange for the certificate representing 200,000 shares of capital stock in CAM Designs, Inc. The Escrow Agent shall retain the certificate representing 60,000 shares of capital stock in CAM Designs, Inc., which shares shall constitute the "Escrowed Shares," which shall be held in an escrow account pursuant to the Escrow Agreement described in subparagraph (g) hereof until the

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payments set forth in Paragraph 1 of this Agreement have been made to
Respondent, except as provided in this Paragraph 3.

     (a) In the event Respondent files with the Hennepin County District Court (the "Court") a confession of judgment executed pursuant to Paragraph 2 of this Agreement, pursuant to paragraphs 3 and 4 of said confession of judgment, and the Court enters judgment against Petitioner pursuant to said confession of judgment, the Escrow Agent shall, upon request of Respondent, following 10 days' prior written notice to Petitioner, and upon presentation of an order of the Court entering judgment against Petitioner pursuant to said confession of judgment, sell on the open market a sufficient number of the Escrowed Shares to satisfy the judgment entered by the Court, and shall promptly pay the amount of the judgment to John P. Earling. The open market sales shall be conducted in a prudent manner, and no more than 15,000 shares may be sold by the Escrow Agent per week.

     (b) Upon the request of Petitioner, following 10 days' prior notice to Respondent, the Escrow Agent shall promptly tender to Petitioner such number of the Escrowed Shares, endorsed to Tech Squared Inc., as requested by Petitioner, which number shall not exceed the number of Excess Escrowed Shares in existence as of the date of Petitioner's request. Excess Escrowed Shares shall be calculated by (1) dividing 2.5 into the total dollars, including interest, payable to Respondent pursuant to paragraph 1 of this Agreement that have not been paid as of the date of Petitioner's request pursuant to this subparagraph 3(b); (2) subtracting the resulting number from the total number of Escrowed Shares remaining in the escrow account as of the date of Petitioner's request; and (3) rounding the resulting number to the nearest whole share.

     (c) Should Respondent finally be adjudged, after exhaustion of any appeals taken, by a court of competent jurisdiction to have breached this Agreement, the Escrow Agent shall, within 10 business days after written notice to Respondent and

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presentation of such judgment to the Escrow Agent, cause all of the Escrowed
Shares held in escrow as of the date of such adjudication to be endorsed to Petitioner and tendered to Petitioner.

     (d) Except as otherwise specifically provided in this Paragraph 3, Petitioner shall have all indicia of ownership of the Escrowed Shares while they are held in escrow, including, without limitation, the right to vote the Escrowed Shares and receive distributions thereon and the obligations to pay all taxes, assessments and charges with respect thereto, but excluding the right to sell any Escrowed Shares.

     (e) Any distributions, other than cash and taxable stock dividends (which dividends shall be paid to Petitioner), on or with respect to the Escrowed Shares and any other shares or securities into which such Escrowed Shares may be changed or for which they may be exchanged pursuant to corporate action of CAM Designs, Inc. affecting holders of CAM Designs, Inc. Common Stock generally (a "Distribution") shall be delivered to and held by the Escrow Agent in escrow. The 15,000 share weekly maximum on open market sales in subparagraph (a) of this Paragraph 3 shall be adjusted to reflect and in direct proportion to any Distribution occurring prior to the date of any sale pursuant to said subparagraph (a). In addition, the divisor (2.5) in subparagraph 3(b), which reflects 150,000 divided by the number of original Escrowed Shares, shall be adjusted to reflect and in direct proportion to any Distribution occurring prior to the date of any request made by Petitioner pursuant to subparagraph 3(b).

     (f) Any Escrowed Shares and Distributions held by the Escrow Agent after all payments set forth in Paragraph 1 have been paid to Respondent by Petitioner shall be endorsed to Tech Squared Inc. and tendered to Petitioner within 10 business days of the final payment made pursuant to Paragraph 1. Petitioner shall provide the Escrow Agent with notice of such final payment.

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     (g)  Petitioner and Respondent further agree to execute an Escrow Agreement with the Escrow Agent in substantially the form attached hereto and incorporated herein as Exhibit B.

     4. In consideration of the foregoing, Petitioner and Respondent for themselves and for their heirs, successors, assigns, agents, representatives, officers and directors hereby dismiss with prejudice and unconditionally release one another, their heirs, successors, assigns, agents, representatives, officers and directors from any and all manner of action or actions, suits, claims, damages, demands, judgments, levies and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, that Petitioner and Respondent and/or their heirs, successors, assigns, agents, representatives, officers, directors and all subsidiaries, parents and related entities ever had, has or ever can, shall or may have or claim to have against the other party and its or his heirs, successors, assigns, agents, representatives, officers, directors and all subsidiaries, parents and related entities from any act or thing occurring prior to the date of the execution of this Agreement, including, without limiting the generality of the foregoing, any and all claims which were or could have been asserted in a certain action pending in Hennepin County District Court, captioned MACUSA, INC. V. JOHN P. EARLING, Court File No. CT95-018953.

     5. Petitioner and Respondent understand and agree that this Agreement is a compromise of doubtful and disputed claims and that the execution of this Agreement is not to be construed as an admission of liability on the part of either party hereto and that said parties expressly deny liability and intend merely to avoid further litigation with respect to such claims.

     6. This Agreement may be pleaded as a full and complete defense to any action, suit or other proceeding which may be instituted, prosecuted, or attempted by either of the signing parties in breach of this Agreement.

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     7.   Petitioner and Respondent further agree that a party who materially breaches this Agreement shall pay reasonable attorneys' fees and other expenses incurred by the other party as a result of any and all claims asserted by such party in violation of this Agreement or any other material breach of this Agreement caused by such party.

     8. This Agreement shall inure to and bind the parties hereto and their respective legal representatives, successors and assigns. This Agreement shall be governed in all respects by the laws of the state of Minnesota.

     9. Petitioner and Respondent hereby certify that they have read and understand this Agreement, that they have been fully advised by counsel with respect to all of the terms of this Agreement, that they have entered into this Agreement of their own free will and deed, and that they agree to be bound by the terms set forth herein.

     10. This Agreement contains the entire agreement between the parties and the terms of this Agreement are contractual and not a mere recital. There are no promises, terms, conditions or obligations other than those contained herein. This Agreement supersedes all previous communications, representations or agreements, whether verbal or written, between or among the parties hereto, and can only be modified in writing and only when agreed to by both Petitioner and Respondent.

     11. Where any one or more of the provisions of this Agreement shall be for any reason invalid or illegal or unenforceable in respect to any matter, such provision shall be deemed a separate and several part of this Agreement, hence shall not in anyway effect any of the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

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     12.  Nothing contained in this Agreement shall be construed to release any party hereto or any other person with respect to the covenants, undertakings and agreements of such party contained in this document.

     13. The parties agree to cooperate in effecting the purposes of this Agreement and agree to sign any documents reasonably required toward that end.

     14. Petitioner and Respondent further agree to direct their respective counsel to sign and file a Stipulation of Dismissal with Prejudice in the form attached hereto and incorporated herein as Exhibit C, which directs the Court to dismiss the above captioned action with prejudice, but without costs or disbursements to any of the parties.

     15. In the event Respondent brings any action which is finally determined, after exhaustion of any appeals taken, by a court of competent jurisdiction to be in violation of Paragraph 4 of this Agreement, Petitioner shall be entitled to recover its reasonable attorneys fees and its costs of defending any action brought by Respondent in violation of Paragraph 4 of this Agreement, in addition to all other remedies available to Petitioner.

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Dated:           , 1997      Tech Squared Inc.


                             By
                                -------------------------------


                             Its
                                 ------------------------------



Dated:           , 1997


                                 ------------------------------
                                 John P. Earling